OrangeHook, Inc./Nuvel Holdings, Inc..

LETTER OF INTENT

Business Combination

This Letter of Intent (this "Letter of Intent") sets forth the proposed business combination of OrangeHook, Inc., a Minnesota corporation, and Nuvel Holdings, Inc., a Florida corporation, whereby Nuvel and OrangeHook will merge or combine their assets, with Nuvel as the surviving corporation (the "Transaction"). Prior to the Transaction, it is contemplated that OrangeHook will provide $60,000 as bridge financing to Nuvel, in the form of a loan. In addition, prior to the transaction, OrangeHook anticipates raising up to $1.5 million, half of which shall be for funding Nuvel's business and simultaneous with the Transaction, OrangeHook and Nuvel anticipate raising up to $5 million through the sale of equity in Nuvel.

OrangeHook, Inc.: OrangeHook, Inc. ("OrangeHook") incubates what it believes to be selective and unique consumer, business, and governmental software applications which have the potential, to change the world we live in to be a better and safer place. OrangeHook is focused on the placement of products and services in far reaching, broad, and dynamic sectors with the common denominator of significant market potential.

Nuvel Holdings, Inc.: Nuvel Holdings, Inc. ("Nuvel") owns a proprietary software-based solution for accelerating data in a safe and secure manner. Its solution can work across any existing network, operating system or customer environment in order to allow a client to have better and more rapid access to their data as well as providing a differentiated end-user experience.

Business Combination: Nuvel will acquire all of the equity or assets of OrangeHook subject to the terms described herein (the "Combination Agreement").

Anticipated Closing Date: On or before December 31, 2014

Except as indicated herein, this document is for discussion purposes only and does not constitute a binding agreement or letter of intent between the parties or an agreement to negotiate an agreement and there shall be no agreement between the parties unless and until there is a definitive agreement signed by both parties containing additional terms and conditions typically contained in asset purchase agreements concerning like subject matter. This document creates no obligation upon either party to enter into a transaction with the other party and neither party shall have any obligation arising out of this document. The terms set forth in this document are subject to all requisite corporate approvals, due diligence reviews, and appropriate tax and accounting considerations. This document and its terms are confidential, and neither party shall disclose the existence of this document or its terms without the prior written consent of the other party.

Payment Terms: Nuvel shall issue common stock to the shareholders of OrangeHook such that after the Transaction (and prior to any financing at the time of the Transaction), OrangeHook shareholders shall own 85% of Nuvel and the pre-Transaction Nuvel shareholders shall own 15% of Nuvel, or such other percentages as the parties may agree.

Initial Bridge Loan: Within two (2) business days of the date of this LOI, OrangeHook shall provide a loan of $60,000 to Nuvel, which shall be used to assist Nuvel in completing the necessary filings with the Securities and Exchange Commission ("SEC") such that it will be current in its reporting status. The loan shall be evidenced by a promissory note(s) in the form annexed hereto as Exhibit A.

Additional Bridge Financing: Prior to the Transaction, OrangeHook shall raise up to an additional $1.5 million, approximately $250,000 of which shall be used to loan monies to Nuvel for its operations and which shall convert into equity at closing of the Transaction.

Financing Simultaneous with the Transaction: On or about the same day as the Transaction, Nuvel and OrangeHook shall close on up to $5 million of financing for the combined companies.

Conditions Precedent to Closing: The following shall be conditions to Closing, among other things: (1) Nuvel shall be current in its SEC reports; (2) each of the financings set forth above shall have occurred; and (3) any necessary shareholder approval shall have been obtained.

Binding Provisions: With the exception of the provision regarding the Initial Bridge Loan and the provisions that follow this one, all other provisions of this LOI shall be non-binding.

General Terms & Conditions: The parties will negotiate in good faith additional customary and reasonable terms and conditions as part of the Agreement, including, without limitation, termination, improvements and grant-backs, change of control, payment reports and provisions related to warranties, confidentiality, limitation on liability, patent prosecution and enforcement and indemnification.

Governing Law: This Term Sheet shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to principles of conflicts or choice of law thereof.

Confidentiality: This Term Sheet is subject to the confidentiality terms set forth in the confidentiality agreement between the parties. The existence and content of this summary of proposed terms, and the fact that negotiations may be ongoing between the parties, constitute "Confidential Information".

Fees and Expenses: Each party shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this LOI, the Combination Agreement and/or the related agreements..

Authority: Each of Nuvel and OrangeHook represent and warrant that they each have the legal right, power and authority to enter into this LOI.

Assignment: Neither party may assign or transfer this LOI without the prior written consent of the other party.

Entire Agreement: This LOI constitutes the full and complete agreement between the parties with respect to the subject matter contained in this LOI and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to such subject matter, except the Confidentiality Agreement and as otherwise expressly referred to herein.

Counterparts: This LOI and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this LOI or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Letter of Intent or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.

[signature page follows]

[Signature Page to Letter of Intent]

Each party has executed this agreement by its duly authorized representative on this 2__ day of October, 2014.

OrangeHook, Inc.

By: ______________________

Name: James Mandel

Title: CEO

Nuvel Holdings, Inc.

By: ______________________

Name:

Title:

EXHIBIT A

FORM OF NOTE

NUVEL HOLDINGS, INC.

(A Florida Corporation)

2% PROMISSORY NOTE

DUE October __, 2015

FOR VALUE RECEIVED, Nuvel Holdings, Inc., a Florida corporation (the "*Company*"), hereby unconditionally promises to pay to OrangeHook, Inc. (together with its registered assigns, the "*Holder*") on October __, 2015 (the "*Maturity Date*") the principal sum of SIXTY THOUSAND DOLLARS (U.S.$60,000), and to pay to the Holder interest on the unpaid principal amount of this Note as provided in *Article I* hereof. This is the Promissory Note referred to in the Letter of Intent between the Company and Holder dated October __, 2014. Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in *Article IV* hereof.

ARTICLE I

PRINCIPAL AND INTEREST

Section 1.1 *Principal*. The entire unpaid principal amount of this Note shall be paid on the Maturity Date. Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

Section 1.2 *Interest*. Interest shall accrue (on a compounded basis) on the daily unpaid principal amount of this Note, for each day during the period from and including the date hereof (the "*Commencement Date*") to but excluding the date such Note shall be paid in full, at a rate of two percent (2%) per annum (the "*Interest Rate*") and shall be payable on the Maturity Date.

Section 1.3 *Default Interest*. Without duplication of any interest payable under *Section 1.2* hereof, the Company hereby unconditionally promises to pay to the Holder interest (computed on a compounded basis) on any principal or interest payable by the Company under this Note that shall not be paid in full when due (whether at stated maturity, by acceleration, upon prepayment or otherwise), for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Interest Rate plus 5%, which interest shall be payable from time to time on demand of the Holder.

ARTICLE II

PAYMENTS

Section 2.1 *Payments Generally*. All payments of principal and interest to be made by the Company in respect of this Note shall be made in Dollars by delivery to the Holder, at the address the Holder provides to the Company, not later than 12:00 noon New York time on the date on which such payment shall be due. If the due date of any payment in respect of this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All payments by the Company under this Note will be made without setoff or counterclaim and free and clear of, and without deductions for, any taxes, fees or other expenses or claims of any kind.

Section 2.2 *Prepayments*. At any time, and from time to time, the Company may, at its option, prepay this Note (in an amount up to but not exceeding the unpaid principal amount hereof and any accrued interest hereon) in whole or in part without premium or penalty.

ARTICLE III

EVENTS OF DEFAULT

Section 3.1 *Event of Default*. "*Event of Default*", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest in respect of this Note within ten (10) Business Days after it becomes due and payable; or

(b) default in the payment of the outstanding principal amount of this Note at its Maturity Date; or

(c) a default by the Company of any of its obligations under the Loan Agreement, any failure in the timely satisfaction of the covenants set forth in Section 4 of the Loan Agreement.

(d) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; or

(e) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company

in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 3.2 *Acceleration of Note.* If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the outstanding principal amount of this Note (including accrued interest as provided in *Article I* hereof) to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default referenced in paragraph (d) or paragraph (e) of *Section 3.1* occurs, the outstanding principal amount of this Note (including accrued interest as provided in *Article I* hereof) shall automatically become due and payable immediately without any declaration or other action on the part of the Holder. At any time after the outstanding principal amount of this Note shall become immediately due and payable and before a judgment or decree for payment of the money due has been obtained, the Holder, by written notice to the Company, may rescind and annul any acceleration and its consequences.

ARTICLE IV

DEFINITIONS

Section 4.1 *Definitions*. The following terms shall have the meanings set forth below:

"*Business Day*" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

"*Dollars*" and "*$*" means lawful money of the United States of America.

"*Maximum Rate*" means the highest non-usurious rate of interest (if any) permitted from day to day by applicable law.

"*Note*" means this 2% Promissory Note of the Company issued to the Holder, as modified and supplemented and in effect from time to time.

"*Person*" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

ARTICLE V

Section 5.1 *Usury Laws.* Regardless of any provision contained in this Note, Holder shall never be deemed to have contracted for, or be entitled to receive, collect, or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law) any amount in excess of the Maximum Rate, and, in the event that Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, then any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or

payable under any specific contingency exceeds the highest Maximum Rate, the Company and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, then Payee or any holder hereof shall refund to the Company the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Holder or any holder hereof under this Note at the time in question.

ARTICLE VI

MISCELLANEOUS

Section 6.1 *Governing Law; Jurisdiction.* This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Courts of the State of New York in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of New York. The Company hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to above, and hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of the Holder to serve process in any other manner permitted by law.

Section 6.2 *Successors.* All agreements of the Company in this Note shall bind its successors and permitted assigns. This Note shall inure to the benefit of the Holder and its permitted successors and assigns. The Company shall not delegate any of its obligations hereunder without the prior written consent of Holder.

Section 6.3 *Amendment, Modification or Waiver.* No provision of this Note may be amended, modified or waived except by an instrument in writing signed by the Company and the Holder.

Section 6.4 *Notices.* All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given or made in writing (including, without limitation, by telecopy) at the addresses specified in

the Loan Agreement. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 6.5 *Delay or Omission Not Waiver*. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

NUVEL HOLDINGS, INC.

By: ________________________

Name:

Title:

[Signature Page to Letter of Intent]

Each party has executed this agreement by its duly authorized representative on this 24 day of October, 2014.

OrangeHook, Inc.

By:__________________________

Name:

Title:

Nuvel Holdings, Inc.

By:__________________________

Name: JAY ELLIOT

Title: CHAIRMAN

EXHIBIT A

FORM OF NOTE

NUVEL HOLDINGS, INC.

(A Florida Corporation)

2% PROMISSORY NOTE

DUE October 24, 2015

FOR VALUE RECEIVED, Nuvel Holdings, Inc., a Florida corporation (the "*Company*"), hereby unconditionally promises to pay to OrangeHook, Inc. (together with its registered assigns, the "*Holder*") on October 24, 2015 (the "*Maturity Date*") the principal sum of SIXTY THOUSAND DOLLARS (U.S.$60,000), and to pay to the Holder interest on the unpaid principal amount of this Note as provided in *Article I* hereof. This is the Promissory Note referred to in the Letter of Intent between the Company and Holder dated October 24, 2014. Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in *Article IV* hereof.

ARTICLE I

PRINCIPAL AND INTEREST

Section 1.1 *Principal*. The entire unpaid principal amount of this Note shall be paid on the Maturity Date. Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

Section 1.2 *Interest*. Interest shall accrue (on a compounded basis) on the daily unpaid principal amount of this Note, for each day during the period from and including the date hereof (the "*Commencement Date*") to but excluding the date such Note shall be paid in full, at a rate of two percent (2%) per annum (the "*Interest Rate*") and shall be payable on the Maturity Date.

Section 1.3 *Default Interest*. Without duplication of any interest payable under *Section 1.2* hereof, the Company hereby unconditionally promises to pay to the Holder interest (computed on a compounded basis) on any principal or interest payable by the Company under this Note that shall not be paid in full when due (whether at stated maturity, by acceleration, upon prepayment or otherwise), for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to the Interest Rate plus 5%, which interest shall be payable from time to time on demand of the Holder.

ARTICLE II

PAYMENTS

the Loan Agreement. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 6.5 *Delay or Omission Not Waiver*. No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

NUVEL HOLDINGS, INC.

By: [signature]

Name: JAY ELLIOT

Title: CHAIRMAN